UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Validus Holdings, Ltd.
(Name of Registrant as Specified In Its Charter)

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VALIDUS HOLDINGS, LTD.
_______________________________________________________________________________

NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON APRIL 30, 2014
_______________________________________________________________________________

29 Richmond Road
Pembroke, HM 08
Bermuda

March 14, 2014
TO THE HOLDERS OF COMMON SHARES OF VALIDUS HOLDINGS, LTD.
Notice is hereby given that the Annual General Meeting of holders (the "Shareholders") of Common Shares of Validus Holdings, Ltd. (the "Company") will be held at the Company's offices located at 29 Richmond Road, Pembroke HM08, Bermuda, on Wednesday, April 30, 2014 at 8:00 a.m. local time for the following purposes:
1.     To elect four Class I Directors to hold office until 2017;
2.     To approve, by a non-binding advisory vote, the executive compensation payable to the Company's named executive officers;
3.     To approve the selection of PricewaterhouseCoopers Ltd. to act as the independent registered public accounting firm of the Company for the year ending December 31, 2014; and
4.     To transact such other business as may properly come before the meeting or any adjournments thereof.
Only Shareholders of record at the close of business on March 3, 2014, are entitled to receive notice of and to vote at the Annual General Meeting. For instructions on voting, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you requested a hard copy of the Proxy Statement, on your enclosed proxy card.
        PLEASE VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY CARD. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED CONSISTENT WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS CONTAINED IN THE PROXY STATEMENT.

By Order of the Board of Directors,
Lorraine Dean
Secretary

VALIDUS HOLDINGS, LTD.
______________________________

PROXY STATEMENT
FOR THE
ANNUAL GENERAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON APRIL 30, 2014
______________________________
The accompanying proxy is solicited by the Board of Directors of Validus Holdings, Ltd. (the "Company") to be voted at the Annual General Meeting of holders (the "Shareholders") of the Company's Common and Restricted Shares (the "Shares") to be held on April 30, 2014 and any adjournments thereof. Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the "Notice") to Shareholders. The Notice, the Proxy Statement, the Notice of Annual General Meeting and the proxy card are first being made available to Shareholders on or about March 14, 2014. The Company has made available with this Proxy Statement the Company's Annual Report on Form  10-K (the "Annual Report to Shareholders"), although the Annual Report to Shareholders should not be deemed to be part of this Proxy Statement. All Shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. In addition, Shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will also reduce the impact on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you elect to receive future proxy materials in hard copy form by mail, this election will remain in effect until you terminate it.
When such proxy is properly executed and returned, the Shares of the Company it represents will be voted at the Annual General Meeting on the following:
(1)   the election of the four nominees for Class I Directors identified herein;
(2)   the approval, by a non-binding advisory vote, of the executive compensation payable to the Company's named executive officers as described in the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, summary compensation and other related tables; and
(3)   the approval of the selection of PricewaterhouseCoopers Ltd. (the "Independent Auditor"), to act as the independent registered public accounting firm of the Company for the year ending December 31, 2014.
Any Shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the General Counsel of the Company in writing at Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08, Bermuda, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the votes are taken.
Shareholders of record as of the close of business on March 3, 2014 will be entitled to vote at the Annual General Meeting. As of March 3, 2014, there were 95,041,230 Shares outstanding. Each Share entitles the holder of record thereof to one vote at the Annual General Meeting; however, if, and for so long as, the Shares of a Shareholder, including any votes conferred by "controlled shares" (as defined below), would otherwise represent more than 9.09% of the aggregate voting power of all Shares entitled to vote on a matter, the votes conferred by such Shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Amended and Restated Bye-laws ("Bye-laws")), the votes conferred by such shares represent 9.09% of the aggregate voting power of all Shares entitled to vote on such matter. "Controlled shares" include, among other things, all shares that a person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code of 1986 or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")).
Other than the approval of the minutes of the 2013 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any such matter comes before the Annual General Meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

The election of each nominee for Director requires the affirmative vote of a plurality of the votes cast at the Annual General Meeting. The approval of the selection of the Independent Auditor referred to in Item 3 above requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more Shareholders present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued Shares of the Company throughout the meeting). Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the Annual General Meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether a quorum exists, but will not be considered present and voting with respect to the election of nominees for Director or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions will have no effect on the outcome of the proposals presented at the Annual General Meeting.
Our principal executive offices are located at 29 Richmond Road, Pembroke HM08, Bermuda (telephone number: (441) 278-9000).

OWNERSHIP OF COMMON STOCK BY
MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 3, 2014 regarding the beneficial ownership of our common shares by:

•	each person known by us to beneficially own more than 5% of our outstanding common shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The information provided in the table below with respect to each principal shareholder has been obtained from that shareholder.

Beneficial owner (1)(12)(15)		Common shares	Shares subject to exercise of Warrants	Unvested restricted shares and shares subject to exercise of options	Total common shares and common share equivalents(11)	Total beneficial ownership (%)(2)	Fully diluted total beneficial ownership (%)(2)
Funds affiliated with or managed by FMR LLC	(3)	11,150,218	—	—	11,150,218	12.07%	10.94%
Funds affiliated with or managed by Aquiline Capital Partners LLC	(4)	3,446,643	2,756,088	—	6,202,731	6.52%	6.09%
Funds affiliated with or managed by Boston Partners	(5)	6,407,855	—	—	6,407,855	6.94%	6.29%
Funds affiliated with or managed by The Vanguard Group	(6)	5,138,680	—	—	5,138,680	5.56%	5.04%
Edward J. Noonan	(7), (8)	738,127	29,039	924,388	1,691,554	0.83%	1.66%
Jeffrey D. Sangster	(7)	37,396	—	94,496	131,892	0.04%	0.13%
C. N. Rupert Atkin	(7)	371,532	—	104,541	476,073	0.40%	0.47%
Kean D. Driscoll	(7)	10,953	—	119,862	130,815	0.01%	0.13%
John J. Hendrickson	(7), (8)	30,935	—	63,694	94,629	0.03%	0.09%
Joseph E. (Jeff) Consolino	(8), (14)	213,381	—	220,884	434,265	0.23%	0.43%
Michael E.A. Carpenter	(8)	301,678	—	692	302,370	0.33%	0.30%
Matthew J. Grayson	(8), (13)	6,400	291,151	—	297,551	0.32%	0.29%
Jeffrey W. Greenberg	(8), (10)	3,446,643	2,766,106	—	6,212,750	6.53%	6.10%
Jean-Marie Nessi	(8)	1,352	—	—	1,352	—%	—%
Mandakini Puri	(8)	1,352	—	—	1,352	—%	—%
Dr. Therese M. Vaughan	(8)	1,352	—	—	1,352	—%	—%
Mahmoud Abdallah	(8)	1,352	—	—	1,352	—%	—%
Christopher E. Watson	(8), (9)	—	6,026	—	6,026	0.01%	0.01%
Directors and Executive Officers as a group (20 persons)		1,793,413	336,234	1,875,639	4,005,286	2.30%	3.93%
Shares held by other persons owning less than 5%		55,851,188	1,233,237	2,438,737	59,523,162	60.97%	58.43%
Total		92,389,334	5,174,114	4,314,376	101,877,824	100.00%	100.00%
To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company's stock.
____________________________________

(1)	All holdings in this beneficial ownership table have been rounded to the nearest whole share.

(2)
The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage. Total beneficial ownership is determined in accordance with the rules of the SEC and includes common shares issuable within 60 days of March 3, 2014 upon the exercise of all options and warrants and other rights beneficially owned by the indicated person on that date. Fully diluted total beneficial ownership is based upon all common shares and all common shares subject to exercise of options and warrants outstanding at March 3, 2014. Under our Bye-laws, if, and for so long as, the common shares of a shareholder, including any votes conferred by "controlled shares," would otherwise represent more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, including an election of directors, the votes conferred by such shares will be reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by our Bye-laws), the votes conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.

(3)
As set forth in Form 13G/A filed on February 13, 2014, funds affiliated with or managed by FMR LLC are Fidelity Management & Research Company (8,933,597 shares), FIL Limited (1,557,969 shares), Pyramis Global Advisors Trust Company (326,837 shares), Pyramis Global Advisors, LLC (250,095 shares), Fidelity SelectCo, LLC (81,700 shares) and Strategic Advisers, Inc. (20 shares).

(4)
Funds managed by Aquiline Capital Partners LLC are Aquiline Financial Services Fund L.P. (2,212,438 shares and 116,503.2 warrants) and Aquiline Financial Services Fund (Offshore) L.P. (1,234,205 shares and 64,991.1 warrants). Aquiline Capital Partners LLC owns the remaining 2,574,593.7 warrants shown. Christopher E. Watson is a senior principal at Aquiline Capital Partners LLC and Jeffrey W. Greenberg is the managing principal of Aquiline Capital Partners LLC. Aquiline Capital Partners LLC has pledged 2,216,939 warrants, Aquiline Financial Services Fund L.P. has pledged 1,205,972 shares and Aquiline Financial Services Fund (Offshore) L.P. has pledged 669,028 shares to a commercial bank as collateral for a credit facility.

(5)	As set forth in Form 13G filed on February 11, 2014. Effective January 2014, Robeco Investment Management, Inc. adopted Boston Partners as a DBA designation reflecting the former name.

(6)	As set forth in Form 13G filed on February 12, 2014.

(7)
Unvested restricted shares held by our named executive officers accumulate dividends and may be voted. Unvested restricted shares held by our named executive officers are Mr. Noonan (141,736 shares), Mr. Sangster (77,103 shares), Mr. Atkin (104,541 shares), Mr. Driscoll (116,353 shares) and Mr. Hendrickson (63,694 shares).

(8)	See "Election of Directors" for biographies of the directors, including their relationships with certain beneficial owners of common shares listed in this table.

(9)
Does not include shares and warrants beneficially owned by Aquiline Capital Partners LLC and the funds it manages. Mr. Watson disclaims the existence of a group and beneficial ownership of the shares and warrants owned by Aquiline Capital Partners LLC and the funds it manages.

(10)
Includes shares and warrants beneficially owned by Aquiline Capital Partners LLC and the funds it manages. Mr. Greenberg disclaims existence of a group and disclaims beneficial ownership of the shares and warrants owned by entities affiliated with or managed by Aquiline Capital Partners LLC.

(11)
Total common shares and common share equivalents equal the sum of (i) common shares; (ii) unvested restricted shares; (iii) shares subject to the exercise of warrants; and (iv) shares subject to the exercise of options.

(12)	Except as otherwise provided in these footnotes, excludes shares as to which beneficial ownership is disclaimed.

(13)	Mr. Grayson has pledged 290,134.93 warrants to a commercial bank as collateral for a revolving loan.

(14)
Does not include 784,056 warrants beneficially owned by American Financial Group, Inc. ("AFG"), of which Mr. Consolino is an executive officer. Mr. Consolino disclaims the existence of a group and beneficial ownership of the warrants owned by AFG.

(15)
The addresses of each beneficial owner are as follows: Funds affiliated with or managed by Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022; Funds affiliated with or managed by FMR LLC, 82 Devonshire Street, Boston, MA 02109; Funds affiliated with or managed by Boston Partners, One Beacon Street, Boston, MA 02108; Funds affiliated with or managed by The Vanguard Group, 100 Vanguard Blvd. Malvern, PA 19335; The address of each other beneficial owner listed is c/o Validus Holdings, Ltd., 29 Richmond Road, Pembroke HM08 Bermuda.

BOARD OF DIRECTORS
The Company's Bye-laws provide that the Board of Directors (sometimes referred to herein as the "Board") shall consist of not less than nine nor more than 12 members as determined by resolution of the Board, divided into three classes, designated "Class I," "Class II" and "Class III," with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.
The term of office for each Director in Class I expires at the 2017 Annual General Meeting; the term of office for each Director in Class II expires at the 2015 Annual General Meeting; and the term of office for each Director in Class III expires at the 2016 Annual General Meeting of the Company. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year of their election. In 2013, there were 4 meetings of the Board. All incumbent Directors attended at least 75% of such meetings and of the meetings held by all committees of the Board of which they were a member. All then incumbent directors attended the 2013 Annual General Meeting. The Company expects all of the Directors to attend the 2014 Annual General Meeting.
Board Leadership Structure and Risk Oversight
Edward J. Noonan is the Chairman of the Board and the Company's CEO. The Company believes that this unitary leadership structure provides, among other things, more effective leadership for a growth company. As such, the Company believes that under this structure the CEO is able to respond more quickly to market conditions. The importance of the ability to act swiftly and decisively is apparent in situations such as business development and the addition of business teams and talented professionals where decisions have to be made within a very short period of time. As the Company is still at a growth stage of life, unitary leadership helps to lower the costs of information transfer from the CEO to the Chairman and enhances swift decision making in such a dynamic environment. In addition to his broad experience as both an executive and Director/Chairman in the global insurance and reinsurance industries, the CEO also has specialized knowledge regarding the strategic challenges and opportunities facing the Company that is valuable to the Chairman's job. The Company believes, therefore, that it is appropriate for the CEO, the person most familiar with these challenges and strategies, to lead discussions with the Board. In addition, the Company's experienced outside and independent Board, two of whom represent a significant shareholder, also acts as a counter-balance to any potential over influence that this unitary leadership structure might present.
In order to further counter-balance this leadership structure, in connection with each regularly scheduled meeting of the Board, the non-management Directors meet in executive session without any member of management in attendance. The Board considers annually the selection of a non-management Director to serve as presiding Director at executive sessions of non-management Directors. Mr. Greenberg is the non-management Director whom the Board has selected to preside over these sessions. In addition, the independent Directors meet as a group at least annually.
As noted below, the Board has established a separate risk committee that is responsible for, among other things, approving the Company's risk management framework (the "Framework"), working with management to ensure ongoing, effective implementation of the Framework and reviewing the Company's specific risk limits as defined in the Framework, including limits for underwriting, investment, operational, business and other risks. The Company's Chief Risk Officer prepares a quarterly presentation for the risk committee and communicates with the chairman of the risk committee on an informal basis periodically throughout the year.
Independence Determination
The Board has adopted independence standards in accordance with the listing standards of the New York Stock Exchange ("NYSE") and Rule 10A-3 promulgated under the Exchange Act to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining such Directors' independence under the listing standards of the NYSE and Rule 10A-3 promulgated under the Exchange Act. These standards are available at the Company's website located at www.validusholdings.com. In accordance with these standards, in February of 2014, the Board of Directors determined that six of the eleven directors (Mahmoud Abdallah, Michael E.A. Carpenter, Matthew J. Grayson, Jean-Marie Nessi, Mandakini Puri and Dr. Therese M. Vaughan) are independent. In making such determination, the Board considered the matters described under "Certain Relationships and Related Party Transactions."
Website Access to Corporate Governance Documents
Copies of the charters for the audit committee, the compensation committee, the corporate governance and nominating committee, the finance committee and the risk committee, as well as the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors, Officers and Employees, which applies to all of the Company's directors, officers and employees, and Code of Ethics for Senior Officers, which applies to the Company's principal executive officer, principal accounting officer and other persons holding a comparable position, are available free of charge on the Company's website located at www.validusholdings.com or by writing to Investor Relations, Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08, Bermuda. The Company will post on its website any amendment to or waiver under the Code of Business Conduct and Ethics for Directors, Officers and Employees or the Code of Ethics for Senior Officers granted to any of its Directors or executive officers that relates to any element of the code of ethics definition set forth in Item 406 of Regulation  S-K of the Securities Act of 1933, as amended.
Board Committees
The Board has established an audit committee, a compensation committee, an executive committee, a finance committee, a corporate governance and nominating committee and a risk committee. Under the applicable requirements of the NYSE, each of the audit, compensation and corporate governance and nominating committees consists exclusively of members who qualify as independent directors.
The following table details the composition of our Board committees:

Director Name	Audit	Compensation	Executive	Finance	Governance	Risk
Edward J. Noonan			✓	✓		✓
John J. Hendrickson						✓
Mahmoud Abdallah				✓	✓	✓
Michael E.A. Carpenter	✓	✓		✓		✓
Joseph E. (Jeff) Consolino				✓
Matthew J. Grayson	Chair	✓	✓	Chair		✓
Jeffrey W. Greenberg			✓
Jean-Marie Nessi	✓				Chair	✓
Mandakini Puri		Chair	Chair		✓
Dr. Therese M. Vaughan	✓				✓	✓
Christopher E. Watson						Chair
        Audit Committee.    Our audit committee is currently composed of Michael E.A. Carpenter, Matthew J. Grayson, Jean-Marie Nessi and Dr. Therese M. Vaughan, and is chaired by Mr. Grayson. The audit committee assists the Board of Directors in its oversight of the integrity of our financial statements and our system of internal controls, the independent auditors' qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The audit committee also prepares the report required to be included in this annual proxy statement. Each member of the audit committee is "independent" within the meaning of the rules of the NYSE. The duties and responsibilities of the audit committee are set forth in the committee's charter. The audit committee met 4 times during 2013. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that Mr. Carpenter is an "audit committee financial expert" (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).
        Compensation Committee.    Our compensation committee is composed of Michael E.A. Carpenter, Matthew J. Grayson and Mandakini Puri, and is chaired by Ms. Puri. Alok Singh resigned from the Compensation Committee on February 5, 2014. The compensation committee assists the Board in matters relating to the compensation of our Chief Executive Officer, executive officers and other matters of non-executive officer compensation that are subject to Board approval. The compensation committee also prepares the report on executive officer compensation required to be included in this annual proxy statement, in accordance with applicable rules and regulations. Each member of the compensation committee is "independent" within the meaning of the rules of the NYSE. The duties and responsibilities of the compensation committee are set forth in the committee's charter. The compensation committee met 4 times during 2013.
The compensation committee has evaluated certain risks associated with the Company's compensation policies and has concluded that the existing compensation policies align management with shareholders (i) through the direct relationship of the annual component of compensation to the Company's financial performance and (ii) by providing an incentive for management to consider the consequences of decision making on the long-term value of the Company's stock through long-term restricted shareholdings and performance based restricted share awards. Based on this evaluation, the compensation committee has affirmatively determined that the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee is composed of Mahmoud Abdallah, Jean-Marie Nessi, Mandakini Puri and Dr. Therese M. Vaughan, and is chaired by Mr. Nessi. The corporate governance and nominating committee assists the Board in (i) identifying individuals qualified to become board members or members of the committees of the Board, and recommending individuals that the Board of Directors selects as director nominees to be considered for election at the next annual general meeting of Shareholders or to fill vacancies; (ii) developing and recommending to the Board appropriate corporate governance guidelines; and (iii) overseeing the evaluation of the Board, management and the Board committees and taking a leadership role in shaping the Company's corporate governance policies. Each member of the corporate governance and nominating committee is "independent" within the meaning of the rules of the NYSE. The duties and responsibilities of the corporate governance and nominating committee are set forth in the committee's charter. The corporate governance and nominating committee met 4 times during 2013.
Identifying and Evaluating Nominees.    The corporate governance and nominating committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics appropriate for new Board members as well as an assessment of the skills and characteristics of the Board as a whole. While there is no formal policy with respect to diversity of board members, when seeking a new member or evaluating the current membership, the corporate governance and nominating committee works with the Board to determine the appropriate characteristics, skills and experiences for the Board as a whole and its individual members. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the corporate governance and nominating committee takes into account many factors, including a candidate's experiences in and understanding of, the (re)insurance industry, corporate finance and investments as well as his or her business, educational and professional background. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the corporate governance and nominating committee may employ third-party search firms and will consider recommendations from Board members, management and others, including Shareholders. The committee has recently undertaken a review of the current composition of the Board with the objective of increasing the percentage of independent directors.
Nominees Recommended by Shareholders.    The corporate governance and nominating committee will consider, for Director nominees, persons recommended by Shareholders, who may submit recommendations to the corporate governance and nominating committee in care of the General Counsel at Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08, Bermuda. To be considered by the corporate governance and nominating committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate to the effect that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by Shareholders to the corporate governance and nominating committee will be evaluated in the same manner as any other nominee for Director.
        Executive Committee.    Our executive committee is composed of Matthew J. Grayson, Jeffrey W. Greenberg, Edward J. Noonan and Mandakini Puri, and is chaired by Ms. Puri. The duties and responsibilities of the executive committee are set forth in the committee's charter. The executive committee exercises the power and authority of the Board when the entire Board is not available to meet. In furtherance of these purposes, the committee provides guidance and advice, as requested, to the Chairman of the Board and the Chief Executive Officer regarding business strategy and long range business planning. The executive committee did not meet during 2013.
        Finance Committee.    Our finance committee is composed of Edward J. Noonan, Mahmoud Abdallah, Michael E.A. Carpenter, Joseph E. (Jeff) Consolino and Matthew J. Grayson, and is chaired by Mr. Grayson. Alok Singh resigned from the Finance Committee on February 5, 2014. The duties and responsibilities of the finance committee are set forth in the committee's charter. The finance committee oversees the finance function of the Company, including the Company's capital position, the investment of funds and financing facilities. In furtherance of this purpose, the committee approves the appointment of the Company's investment managers, evaluates their performance and fees, and approves the investment policies and guidelines established by the Company. In addition, the committee approves the Company's strategic asset allocation plan, reviews the adequacy of existing financing facilities, monitors compliance with debt facility covenants and monitors the status of rating agency evaluations and discussions. The finance committee met 4 times during 2013.
        Risk Committee.    Our risk committee is composed of Edward J. Noonan, Mahmoud Abdallah, Michael E.A. Carpenter, Matthew J. Grayson, John J. Hendrickson, Jean-Marie Nessi, Dr. Therese M. Vaughan and Christopher E. Watson and is chaired by Mr. Watson. The duties and responsibilities of the risk committee are set forth in the committee's charter. The risk committee also oversees the underwriting function of the Company, including all aspects of risk and (re)insurance. The risk committee met 4 times during 2013.

Communications with Members of the Board of Directors
Shareholders and other interested parties may communicate directly with one or more Directors (including any presiding director or all non-management Directors as a group) by mail in care of the Company's Corporate Secretary, at Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08, Bermuda and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than unsolicited commercial solicitations or communications.

DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth the compensation paid by the Company to Directors for services rendered in the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash		Stock Awards		Total
Edward J. Noonan	$—	(1)	$—		$—
Mahmoud Abdallah	122,000		50,000		172,000
Michael E.A. Carpenter	427,007	(2)	75,000		502,007
Joseph E. (Jeff) Consolino	47,426		96,980	(3)	144,406
Matthew J. Grayson	214,000		50,000		264,000
Jeffrey W. Greenberg	—		—		—
John J. Hendrickson	11,700	(1)	—		11,700
Jean-Marie Nessi	134,000		50,000		184,000
Mandakini Puri	126,000		50,000		176,000
Alok Singh	116,000	(4)	50,000		166,000
Therese M. Vaughan	79,500		50,000		129,500
Christopher E. Watson	—		—		—
____________________________________

(1)
Edward J. Noonan, the Chairman of the Board and the Chief Executive Officer, and, after joining management in February of 2013, John J. Hendrickson, Director of Strategy, Risk Management and Corporate Development, received no separate compensation for their service as Directors. The compensation received by Messrs. Noonan and Hendrickson as officers of the Company is shown in the Summary Compensation Table.

(2)
Mr. Carpenter received $128,000 in fees payable in connection with his service on the Company's Board, $280,165 in fees payable in connection with his service as Chairman of the Talbot board and $18,842 for his service as a director of Validus Re Europe, Ltd.

(3)	Includes 60% of Mr. Consolino's annual retainer fees, paid in the form of shares.

(4)	Mr. Singh resigned from the Board on February 5, 2014.
Cash Compensation Paid to Non-Employee, Non-Founder Related Directors
During the year ended December 31, 2013, Messrs. Abdallah, Carpenter, Consolino, Grayson, Nessi and Singh, Dr. Vaughan and Ms. Puri, our non-employee, non-founder related Directors, each received an annual retainer of $90,000 for serving as a Director and $2,500 for each Board meeting that such Director attended. In addition, such Directors each received a fee of $2,000 for each committee meeting that they attended. Mr. Grayson received additional annual retainer fees of $50,000 for chairing the audit committee, $28,000 for chairing the finance committee and $28,000 for chairing the compensation committee. Mr. Nessi received an additional annual retainer of $18,000 for chairing the corporate governance and nominating committee and Ms. Puri received an additional annual retainer of $10,000 for chairing the executive committee. Pursuant to our Director Stock Compensation Plan, Directors are able to elect to receive their annual retainers in the form of our common shares or to defer their annual retainers into share units (other than in the case where such a deferral would be subject to U.S. income tax). In addition, we reimburse each of our Directors for all reasonable expenses in connection with the attendance of meetings of our Board of Directors and any committees thereof.
Equity Based Compensation Paid to Non-Employee Directors
During the year ended December 31, 2013, each of our non-employee, non-founder related Directors received a fully vested stock award valued at $50,000.
We have a Director Stock Compensation Plan. Our Director Stock Compensation Plan is designed to attract, retain and motivate members and potential members of our Board of Directors. Under this plan, each Director may make an election in writing on or prior to each December 31 to receive his or her annual retainer fees payable in the following plan year in the form of shares instead of cash. The number of shares distributed in case of election under the plan is equal to the amount of the annual retainer fee otherwise payable on such payment date divided by 100% of the fair market value of a share on such payment date.

This plan further provides that a Director who has elected to receive shares pursuant to the above may make an irrevocable election on or before the December 31 immediately preceding the beginning of a plan year to defer delivery of all or a designated percentage of the shares otherwise payable as his or her annual retainer for service as a Director for the plan year, provided that such deferral is not subject to U.S. income tax. All shares that a Director elects to defer will be credited in the form of share units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit will represent the right to receive one share at the time determined pursuant to the terms of the plan.
During 2013, Mr. Consolino elected to receive 60% of his annual retainer fees in the form of shares instead of cash.
Compensation Committee Interlocks and Insider Participation
Our compensation committee is composed of Michael E.A. Carpenter, Matthew J. Grayson and Mandakini Puri. During the year ended December 31, 2013, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on the compensation committee or as one of our directors.
During 2013, Mr. Carpenter's son was employed as a junior underwriter by Talbot Underwriting Services, Ltd., a subsidiary of the Company. Total compensation received by Mr. Carpenter's son during 2013 was $156,146.
Shareholders' Agreement and Related Provisions
Certain of our shareholders who acquired our common shares prior to the date of our initial public offering ("Founding Shareholders") and we have entered into a shareholders' agreement dated as of December 12, 2005 that governs certain relationships among, and contains certain rights and obligations of, such Founding Shareholders.
In connection with any future public offerings of common shares by us, the shareholders' agreement grants those Founding Shareholders certain rights to participate in registered offerings by us of our common shares, including "demand" and "piggyback" registration rights. The shareholders' agreement currently defines Aquiline Capital Partners, LLC (together with its related companies "Aquiline") as a "Sponsor." So long as a Sponsor continues to beneficially hold at least 1/3 of its original common shares, a Sponsor is deemed to be a "Qualified Sponsor." The shareholders' agreement permits Qualified Sponsors to make up to four demand registrations.
These demand and piggyback registration rights are subject to limitations as to the maximum number of shares that may be registered if the managing underwriter in such an offering advises that the number of shares offered should be limited due to market conditions or otherwise. We are required to pay all expenses incurred in connection with demand and piggyback registrations, excluding, in the case of demand registrations, underwriting discounts and commissions.
Additionally, the shareholders' agreement provides that Founding Shareholders as well as affiliates, directors, officers, employees and agents of Founding Shareholders are permitted to engage in activities or businesses that are competitive with us. This section of the shareholders' agreement also specifically releases Founding Shareholders from any obligation to refer business opportunities to the Company and establishes that no Founding Shareholder has any fiduciary duty to the Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our compensation program is designed to motivate executives to maximize the creation of shareholder value, therefore aligning, as much as possible, our named executive officers' rewards with our shareholders' interests. Our compensation program is composed of three principal components:

•	Salary and benefits;

•	Annual incentive compensation (annual incentive award); and

•	Long-term incentive compensation typically in the form of time vested and/or performance based restricted shares.
Our compensation plans are intended to offer opportunities that are competitive with our peer group and consistent with the Company's relative performance over time. In addition, we want our rewards to accommodate the risk and cyclicality of our business. At the time the Company negotiated its employment agreements with the named executive officers, the Company undertook to implement a performance based compensation strategy. To that end, the Company's compensation package includes a fixed component consisting of salary and benefits and two variable components consisting of annual incentive compensation and long-term incentive compensation. To better implement this strategy, a greater emphasis is placed on the variable elements that relate to performance and less of an emphasis is placed on the fixed elements of compensation that do not.
Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation of our named executive officers other than himself. Our Compensation Committee reviews and, if appropriate, approves the compensation recommendation made for each of our named executive officers and determines the compensation for our Chief Executive Officer. In 2013, the annual incentive compensation for each of our named executive officers was primarily based on the results of the segment in which their respective services were rendered, Validus Re, AlphaCat, Talbot or Corporate. The compensation of the named executive officers is set forth in the Summary Compensation Table below and their employment agreements are described under "Employment Agreements."
The Compensation Committee designs the Company's compensation plans to be competitive with its peers in order to attract and retain talented individuals. The Compensation Committee and the Board regularly perform a review of the Company's compensation practices relative to the Company's peer group. In addition, the Compensation Committee has in the past engaged consultants to provide market data and to assist it in determining appropriate types and levels of compensation. The companies included in the Company's current peer group are: Allied World Assurance Company Holdings, Ltd., Arch Capital Group Ltd., Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings, Ltd. and RenaissanceRe Holdings Ltd.
The following charts illustrate the fixed and at-risk composition of total compensation of our Chief Executive Officer and our other Named Executive Officers for the year ended December 31, 2013.

Chief Executive Officer

At-Risk Pay: 77%
Fixed Pay: 23%

Other Named Executive Officers (Average)*

At-Risk Pay: 78%
Fixed Pay: 22%

*Excludes Mr. Consolino

Fixed Components of Compensation
Salary.    Our base salaries reflect each executive's level of experience, responsibilities and expected future contributions to the success of the Company. The salaries of our named executive officers were set initially in their employment agreements, and are reviewed on an annual basis. The Company considers factors such as individual performance, cost of living, the competitive environment and existing cash compensation in determining whether salary adjustments are warranted. There is no specific weighting applied to any one factor. The base salaries of our named executive officers are set forth in the Summary Compensation Table below.
Benefits.    The Company seeks to provide benefit plans, such as medical coverage and life and disability insurance, in line with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The named executive officers are eligible for the same benefit plans provided to all other employees. Mr. Atkin participates in Talbot's benefit plans.
The Company provides our named executive officers with other benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. These benefits are specified in our named executive officers' employment agreements. Many of these benefits relate to those executives who reside and/or work in Bermuda and are typical of such benefits provided to expatriates in Bermuda. Examples of these benefits for Bermuda-based expatriates include housing and housing gross up allowances, car and education allowances, club memberships, tax preparation services and home leave for executives and their families for those executives working outside their home country. These benefits are described under "Summary Compensation Table" and "Employment Agreements" below.
Variable Components of Compensation
Annual Incentive Compensation.    The Company has an annual incentive compensation program in which employees of the Validus Re, AlphaCat, Talbot and Corporate segments participate. The Company's 2013 annual incentive program was based 80% on Company financial performance and 20% on the achievement of strategic objectives as evaluated by the Compensation Committee. The strategic objectives for 2013 varied by segment and included: (i) with respect to the Corporate Segment: to continue to grow the Company's diluted book value per share plus dividends; and (ii) with respect to the Validus Re, AlphaCat and Talbot segments: (a) to continue to focus on short-tail and specialty classes of business and (b) to continue to develop a robust enterprise risk management program to comply with corporate objectives and regulatory requirements. As more fully described below, the financial performance-based portion of our annual incentive pool for all participating employees, including our named executive officers, is generated based on financial guidelines for Validus Re, AlphaCat, Talbot and Corporate segment employees approved by the Compensation Committee.
The target aggregate annual incentive bonus pool is determined through the aggregation of annual target bonuses for all of the employees eligible to receive an annual incentive award. Separate annual incentive pools based on cumulative employee target bonus amounts are established for each of our segments: Validus Re, AlphaCat, Talbot and Corporate. For executive officers, target annual incentive bonuses are determined at the time that such executive officers enter into employment agreements and these employment agreements, including target annual incentive bonus amounts, are approved by the Compensation Committee. Factors considered by the Compensation Committee in approving executive target annual incentive bonus amounts at the time that the Compensation Committee approves executive employment agreements include experience, the executive's perceived ability to contribute to growth in the Company's profitability, compensation available to the executive elsewhere in a competitive labor market and the executive's role within the Company. For employees other than executive officers, target annual incentive bonuses are set as a percentage of base salary, and can range from 15% to 150% of base salary. The aggregation of these amounts establishes the respective segment target bonus pools.
The Company's current year annual budget, including the target annual incentive bonus pool, is presented to the Board at the February board of directors meeting. At this time, the Compensation Committee takes no specific action with respect to the target bonus pool within the current year budget, as the primary focus of the Committee is approving the aggregate annual incentive pools for the prior calendar year as described below. After full year results of operations are known for the Company, at the February board of directors meeting following the end of each calendar year, the Compensation Committee approves specific aggregate annual incentive pool amounts to be paid for the most recently completed calendar year. These amounts are determined using the financial scale established at the previous May board of directors meeting (as more fully described below) to evaluate the Company's actual results, including underwriting income (defined as net premiums earned less losses and loss expenses, policy acquisition costs and general and administrative expenses excluding target annual incentive accrual and share-based compensation expense), combined ratio, net operating income, consolidated operating return on average equity and growth in diluted book value per share plus dividends against the most recently completed year's budget as approved by the Board. After considering the Company's performance relative to budget, management recommends to the Compensation Committee annual incentive pools which can range from a 20% minimum to a 150% maximum of the target annual incentive pool based solely on the percentage achievement of budget as measured on the financial scale. For example, a hypothetical 85% scaled achievement of budget would result in a management recommendation to the Compensation Committee that the annual incentive pool be set at up to 85% of the target annual incentive pool. In this hypothetical example, the Compensation Committee would consider approving a total aggregate annual incentive bonus pool of up to 85% of the target annual incentive bonus pool, made up of 68% (equal to 80% of 85%) based on financial performance and up to 17% (equal to 20% of 85%) based on assessment of performance against strategic objectives. The Company's Chief Executive Officer reports to the Compensation Committee on his assessment of the contribution of the operating segments to Company-wide objectives and based on this assessment will recommend a bonus pool funding for each segment of between 70% and 100% of the amount otherwise indicated by the financial guidelines approved by the Compensation Committee.
The Company's Chief Executive Officer then presents to the Compensation Committee a schedule of recommendations for actual bonuses to be paid for executive officers that report to the Chief Executive Officer. In preparing these recommendations, the Chief Executive Officer considers: (i) each individual's contribution to the success and growth of his or her department and/or the Company as a whole; and (ii) a subjective assessment of the individual's contributions to the Company's goals, as determined following the end of the calendar year by the Chief Executive Officer. For executive officers, the recommendation made by the Chief Executive Officer can range from 0% to 150% of the executive's target annual incentive bonus. While a named executive officer's target annual incentive percentage is used as a guide, the Chief Executive Officer has the latitude to recommend (for the other named executive officers) and the Compensation Committee has the authority to re-deploy, annual incentive awards by individual based on the views of the Chief Executive Officer and the Compensation Committee of the individual's contribution to the success of the Company. The target annual incentive for each of our named executive officers is 150% of base salary, as specified in each named executive officer's employment agreement. For other employees, the recommendation is based on discussions between the Chief Executive Officer and the executive officer managing the applicable employee's department. In each case, the actual percentage funding of the annual incentive bonus pool is an important element of the bonus to be paid.
At the May Board of Directors meeting, the Compensation Committee considers and establishes a financial scale which is used to determine the amount of funding for the then current year annual incentive bonus pool for bonus determinations to be made following the end of that calendar year based on the target annual incentive bonus pool, the Company's budgeted and actual financial results. The financial scale is derived using a hypothetical range of losses and loss expenses, which is the most variable item in the Company's performance. The financial scale is then used to determine the amount of funding for the annual incentive bonus pool. The resulting funding for the annual incentive bonus pool is further subdivided into two components—an 80% portion based on financial performance and a 20% portion based on the achievement of strategic objectives as determined retrospectively by the Compensation Committee. For the 2013 performance year, the primary financial guidelines were underwriting income (defined as net premiums earned less losses and loss expenses, policy acquisition costs and general and administrative expenses excluding target annual incentive accrual and share-based compensation expense), combined ratio, net operating income, consolidated operating return on average equity and growth in diluted book value per share plus dividends. The Compensation Committee reviews the financial guidelines during each year in light of market developments (for example, acquisitions, catastrophes and competitive pricing environment). We expect that the relative weighting of these guidelines will vary depending on market developments. The Compensation Committee has substantial flexibility to adjust the annual incentive compensation program to reflect unforeseen factors.
In February 2013, the Board approved a budget as follows:

($ in 000s) Financial Metric(a)	Validus Re	AlphaCat	Talbot	Consolidated
Underwriting Income	$298,212	$48,380	$45,109	$327,615
Combined Ratio	72.4%	66.2%	94.5%	84.0%
Net Operating Income Available to Validus (b)	$372,420	$48,193	$60,756	$375,454
Operating Return on Average Equity (b)	13.6%	14.0%	11.5%	9.2%
Growth in Diluted Book Value Per Share Plus Dividends				8.7%

The Company's actual results for 2013 were as follows:

($ in 000s) Financial Metric(a)	Validus Re	AlphaCat	Talbot	Consolidated
Underwriting Income	$424,204	$86,759	$167,548	$604,908
Combined Ratio	62.6%	36.9%	79.8%	71.2%
Net Operating Income Available to Validus (b)	$498,156	$45,223	$186,498	$578,672
Operating Return on Average Equity (b)	14.3%	13.6%	24.7%	15.2%
Growth in Diluted Book Value Per Share Plus Dividends				12.0%
____________________________________

(a)
Certain of these metrics are Non-GAAP financial measures. For reconciliations of these metrics to the most comparable GAAP financial measure, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 18, 2014.

(b)	Excludes net income attributable to noncontrolling interest.
The Company's underwriting income for the year ended December 31, 2013 was $604.9 million compared to $248.7 million for the year ended December 31, 2012, an increase of $356.2 million or 143.2%.
The Company's combined ratio for the year ended December 31, 2013 was 71.2%, compared to a combined ratio of 86.8% for the year ended December 31, 2012.
Net operating income available to the Company for the year ended December 31, 2013 was $578.7 million compared to net operating income of $333.8 million for the year ended December 31, 2012, an increase of $244.8 million, or 73.3%.
Operating return on average equity was 15.2% for the year ended December 31, 2013 as compared to 9.2% for the year ended December 31, 2012. The increase in operating return on average equity was driven primarily by the increase in net operating income.
Annual incentive awards are made once the financial results for the year are available. Awards paid in excess of a named executive officer's target may, at the discretion of the Chief Executive Officer and the Compensation Committee, be based on exceptional performance by the executive, based on a review of the executive's achievements during the year, including strategic, financial and general performance considerations, without regard to the size of the pool and may be paid in the form of restricted stock. Annual incentive awards payable to employees of the Talbot segment are payable 100% in cash, with one-half of the amount payable in the year in which the award is granted and the other half payable the following year, subject to continued employment with the Company.
For the year ended December 31, 2013, the Compensation Committee considered the Company's financial results and strategic objectives described above and determined that: (i) the Validus Re segment exceeded its budgeted financial guidelines and satisfactorily achieved its strategic objectives; (ii) the AlphaCat segment exceeded its budgeted financial guidelines and satisfactorily achieved its strategic objectives; (iii) the Talbot segment exceeded its budgeted financial guidelines and satisfactorily achieved its strategic objectives; and (iv) the consolidated results of the Company exceeded the budgeted financial guidelines and the Corporate segment satisfactorily achieved its strategic objectives. In making this determination, the Compensation Committee considered each segment's strategic objectives as well as the Company's and the respective segments' financial performance relative to budget. As a result, the annual incentive pools were set at 133% of the target annual incentive pool for the Validus Re and AlphaCat segments, at 136% of target for the Corporate segment and at 150% of target for the Talbot segment. The Compensation Committee determined that these results merited incentive compensation at 136% of target for Mr. Noonan and, based in part on Mr. Noonan's recommendations to the Compensation Committee, at 133% of target for Mr. Sangster, 136% for Mr. Hendrickson, 133% for Mr. Driscoll and 150% for Mr. Atkin. Mr. Atkin's bonus is payable 100% in cash, with 50% of the amount payable in 2014 and the other 50% payable in one year subject to continued employment. The actual annual incentive paid to each of our named executive officers for service in 2013 is set forth in the "Summary Compensation Table" below.
Long-Term Incentive Compensation.    The goal of our long-term incentive compensation plan is to align the interests of our executives and shareholders and to attract talented personnel. At the time the Company first negotiated employment agreements with Messrs. Noonan, Sangster, Driscoll and Hendrickson they were each awarded various levels of restricted share and, in some cases, stock option grants. Since that time, each of our named executive officers has received various awards of restricted stock. Mr. Atkin also received an initial equity award in connection with his employment agreement and received shares of the Company at the time of the acquisition of Talbot as partial consideration for his Talbot stock. The aforementioned grants and their terms are described under "Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2013" and "Restricted Share and Option Agreements" below.

The Compensation Committee has determined that including performance shares as a portion of the long-term incentive compensation grants would most closely align the named executive officers' long-term incentive compensation with results generated for shareholders. In considering the appropriate financial metric for these awards, the Compensation Committee determined that growth in diluted book value per share plus dividends was the most appropriate measure of increase in long-term shareholder value. On May 1, 2013, the Compensation Committee awarded each of the named executive officers long-term incentive awards in the amounts set forth below, effective as of June 1, 2013:

	Notional Amount	Total Shares(1)	Time Vested Restricted Shares		Performance Based Restricted Shares
Name			Regular Grants	Partner Program(2)
Edward J. Noonan	$3,971,000	109,976	44,309	54,590	11,077
Jeffrey D. Sangster	2,250,000	62,310	22,155	34,616	5,539
C. N. Rupert Atkin	2,988,000	82,744	34,592	39,504	8,648
Kean D. Driscoll	2,750,000	76,156	33,232	34,616	8,308
John J. Hendrickson	2,300,000	63,694	27,693	36,001	—
____________________________________

(1)	Based on the Company's closing share price on May 31, 2013.

(2)	Includes restricted shares issued in connection with the Company's Partner Program. See "Partner Program Share Grants" below.
Time vested restricted share awards issued in connection with performance share awards vest ratably over a three year period beginning on June 1, 2014.
Each performance share award represents the right to receive, on the terms and conditions set forth in the award agreement evidencing the award, a specified number of common shares of the Company, par value $0.175 per share. Each performance share award will vest on June 1, 2016 only to the extent that the Company's Dividend Adjusted Performance Period End Diluted Book Value per Share ("DADBVPS") increases relative to peers during the performance period in the percentage amounts described below and certain service requirements are maintained. The grant date Diluted Book Value per Share for these awards is equal to $35.22 and the Performance Period End DADBVPS will be the Company's DADBVPS at December 31, 2015. No performance shares will become eligible for vesting if, at the end of the performance period, the Company's three-year compounded growth in DADBVPS is less than the 25th percentile relative to the peer group; provided, however, that the Compensation Committee has the discretion to allow up to 25% of the performance shares to vest should the foregoing be the result. If, at the end of the performance period, the Company's three-year compounded growth in DADBVPS is between the 25th and 49th percentile relative to the peer group, then the vesting of the performance shares will be scaled such that each percentage point above the 25th percentile shall increase the amount vesting by 3% resulting in 100% of the performance shares vesting at the 50th percentile. If, at the end of the performance period, the Company's three-year compounded growth in DADBVPS is between the 50th and 74th percentile relative to the peer group, then the vesting of the performance shares will be scaled such that each percentage point above the 50th percentile shall increase the amount vesting by 3%. If, at the end of the performance period, the Company's three-year compounded growth in DADBVPS is at or above the 75th percentile relative to the peer group, then each performance share award will vest at the maximum 175% of target. The foregoing is illustrated in the table below. The value of these awards to each named executive officer is set forth in the "Summary Compensation Table" below. On February 5, 2014, the Compensation Committee, in its discretion, determined to allow the performance share awards granted in 2011 to vest at 25% of target.

In the future, the Compensation Committee may make annual equity grants to our named executive officers, with an objective of the value of each award being between 50-150% of base salary.
Partner Program Share Grants
Similar to the long term share grants that were issued in connection with the Company’s initial public offering in 2007, on June 1, 2013, in recognition of the contributions to the future growth of the Company, the compensation committee approved a one-time share grant to certain key executives in the amount of two-times such executives’ base salary. These grants will cliff vest in five years from the date of grant, subject to continued employment and the satisfaction of certain other terms and conditions.
Executive Share Ownership - Anti-hedging.    The Company's Insider Trading Policy prohibits our employees, including our named executive officers and directors, from using short sales or put and call transactions to hedge their ownership of the Company's securities.
Clawback Policy. On February 5, 2014, the Board approved the establishment of an executive officer incentive compensation clawback policy or “Clawback Policy” to recover certain incentive-based compensation payouts in the event that the Company is required to restate its financial results because of material noncompliance with any financial reporting requirement under applicable securities law. The Board will review all incentive-based compensation made to current and former officers subject to the requirements of Section 16 of the U.S. Securities Exchange Act of 1934 for the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Board will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which apply to our Chief Executive Officer and Chief Financial Officer.

REPORT OF THE COMPENSATION COMMITTEE ON THE
COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement for filing with the SEC.

Compensation Committee
Mandakini Puri (Chairperson) Michael E.A. Carpenter Matthew J. Grayson

SUMMARY COMPENSATION TABLE
The following table sets forth for the fiscal years ended December 31, 2013, 2012 and 2011 the compensation of our Chief Executive Officer, Chief Financial Officer, our next three most highly compensated executive officers and our former President and Chief Financial Officer:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Edward J. Noonan	2013	$976,719	$—	$3,971,000	$2,005,057	$841,491	(3)	$7,794,267
Chairman and Chief	2012	950,000	—	2,265,009	1,767,285	584,895		5,567,189
Executive Officer	2011	928,625	—	1,280,094	—	603,044		2,811,763
Jeffrey D. Sangster	2013	606,042	—	2,250,000	1,250,000	224,536	(4)	4,330,578
Chief Financial Officer (10)
C. N. Rupert Atkin	2013	830,222	—	2,988,000	887,718	929,032	(5)	5,634,972
Chief Executive Officer	2012	793,082	—	1,638,036	902,500	1,106,924		4,440,542
(Talbot Group)	2011	641,673	—	768,063	250,000	1,523,049		3,182,785
Kean D. Driscoll	2013	606,250	—	2,750,000	1,247,813	467,430	(6)	5,071,493
Chief Executive Officer	2012	522,325	—	1,415,646	918,060	383,597		3,239,628
(Validus Reinsurance, Ltd.)	2011	463,500	—	1,002,653	500,000	340,223		2,306,376
John J. Hendrickson	2013	568,750	—	2,300,000	1,322,295	77,448	(7)	4,268,493
Director of Strategy &
Corp. Development (8)
Joseph E. (Jeff) Consolino	2013	81,667	—	—	—	51,221	(9)	132,888
Former President & Chief	2012	650,000	436,372	1,638,036	1,209,195	522,492		4,456,095
Financial Officer (11)	2011	650,000	—	768,063	—	619,990		2,038,053
____________________________________

(1)	The numbers presented represent earned salary for the full years ended December 31, 2013, 2012 and 2011.

(2)
Amounts reflect the grant date fair value of grants made during the fiscal years ended December 31, 2013, 2012 and 2011 excluding the effect of forfeitures. Includes restricted shares issued in connection with the Company's Partner Program Share Grants: Mr. Noonan (54,590 shares), Mr. Sangster (34,616 shares), Mr. Atkin (39,504 shares), Mr. Driscoll (34,616 shares) and Mr. Hendrickson (36,001 shares). See Note 18 in our consolidated financial statements filed on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used in computing the grant date fair value of stock based compensation awards.

(3)
Includes payments in lieu of defined contribution plan contributions ($97,672), personal use of the Company's corporate aircraft for travel from the U.S. to the Company's headquarters in Bermuda ($100,703), housing allowance ($246,000), housing tax gross up ($203,385), payroll tax benefit ($105,000), car allowance ($10,800), club dues, travel allowance, tax preparation services, internet access and medical, life and accidental death and dismemberment insurance. The Company calculates its incremental costs for personal use of the corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage are not included.

(4)
Includes defined contribution plan contributions and allocations ($60,604), payroll tax benefit ($53,550), school tuition fees ($40,000), club dues ($20,000), car allowance, travel allowance, tax preparation services, internet access and medical, life and accidental death and dismemberment insurance.

(5)	Includes deferred bonus for 2012 pursuant to employment agreement ($902,500), medical, life and accidental death and dismemberment insurance.

(6)
Includes defined contribution plan contributions and allocations ($60,625), housing allowance ($213,000), housing tax gross up ($42,000), payroll tax benefit ($77,937), travel allowance ($15,000), club dues, car allowance, tax preparation services, internet access and medical, life and accidental death and dismemberment insurance.

(7)	Includes defined contribution plan contributions and allocations ($56,875) and medical, life and accidental death and dismemberment insurance.

(8)	Mr. Hendrickson was hired on February 15, 2013 and therefore there is no historical data available.

(9)
Includes housing allowance ($20,000), housing tax gross up ($12,923), defined contribution plan contributions and allocations, travel allowance, car allowance, tax preparation services, internet access and medical, life and accidental death and dismemberment insurance.

(10)	Mr. Sangster was appointed Chief Financial Officer on February 16, 2013.

(11)	Mr. Consolino resigned as the Company's President and Chief Financial Officer on February 15, 2013.

Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2013:

		Non-Equity Incentive Plan Compensation (1)			Estimated Future Payout Under Equity Incentive Plan Awards (2)
									Grant Date Fair Value of Stock Awards
Name	Grant/ Payment Date	Actual		Target	Threshold (# shares)	Target (# shares)	Maximum (# shares)	All Other Stock Awards (# shares)
Edward J. Noonan	March 14, 2014	$2,005,057		$1,478,438
	June 1, 2013				—	11,077	19,385		$400,000
	June 1, 2013							98,899	3,571,000
Jeffrey D. Sangster	March 14, 2014	1,250,000		937,500
	June 1, 2013				—	5,539	9,693		200,000
	June 1, 2013							56,771	2,050,000
C. N. Rupert Atkin	March 14, 2014	887,718	(3)	1,183,624
	June 1, 2013				—	8,648	15,134		312,000
	June 1, 2013							74,096	2,676,000
Kean D. Driscoll	March 14, 2014	1,247,813		937,500
	June 1, 2013				—	8,308	14,539		300,000
	June 1, 2013							67,848	2,450,000
John J. Hendrickson	March 14, 2014	1,322,295		975,000
	June 1, 2013				—	—	—		—
	June 1, 2013							63,694	2,300,000
____________________________________

(1)	For metrics used in the determination of non-equity compensation, see "Compensation Discussion and Analysis - Annual Incentive Compensation."

(2)
For a description of the metrics used to determine the minimum, target and maximum shares issuable at the end of the applicable performance period, see "Compensation Discussion and Analysis - Long-Term Incentive Compensation."

(3)	Represents 50% of current year annual bonus pursuant to the terms of Mr. Atkin's employment agreement.
Narrative Description of Summary Compensation Table and Grants of Plan-Based Awards
2005 Long-Term Incentive Plan
Our 2005 Amended and Restated Long-Term Incentive Plan provides for the grant to our employees, consultants and directors of stock options, share appreciation rights ("SARs"), restricted shares, restricted share units, performance shares, performance share units, dividend equivalents, and other share-based awards. Subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, the number of common shares that have been reserved for issuance under the plan is equal to 13,126,896 of which 1,767,877 shares remained available as of December 31, 2013. To date, only nonqualified stock options, restricted shares, restricted share units and performance shares have been issued under the plan.
The plan is administered by the compensation committee of the Board of Directors. The compensation committee determines which employees, consultants and directors receive awards, the types of awards to be received and the terms and conditions thereof, including the vesting and exercisability provisions of the awards. However, the exercise price of stock options and SARs may not be less than the fair market value of the shares subject thereto on the date of grant, and their term may not be longer than ten years from the date of grant. Payment with respect to SARs may be made in cash or common shares, as determined by the compensation committee.
Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the compensation committee may impose. Except as otherwise determined by the compensation committee, participants granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive cumulative dividends thereon upon vesting. A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the compensation committee may impose. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the participant upon the attainment of performance goals established by the compensation committee over specified performance periods. Except as otherwise determined by the compensation committee or otherwise provided in an applicable award agreement, all unvested awards will be forfeited upon termination of service.

The plan may be amended, suspended or terminated by the Board of Directors at any time. However, any amendment for which shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted will not be effective until such shareholder approval has been obtained. In addition, no amendment, suspension, or termination of the plan may materially and adversely affect the rights of a participant under any outstanding award without the consent of the affected participant.
Under the plan and the applicable award agreements, certain provisions apply in case of termination and change in control as described below under "Potential Payments in Case of Termination or Change in Control—Restricted Share and Option Agreements." Under the plan, change in control means consummation of (i) a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to a person who is not either a member of, or an affiliate of a member of, the Initial Investor Group (as defined below); or (ii) a sale by the Company, one or more members of the Initial Investor Group or any of their respective affiliates resulting in more than 50% of the voting stock of the Company ("Voting Shares") being held by a person or group (as such terms are used in the Exchange Act) that does not include any member of the Initial Investor Group or any of their respective affiliates; or (iii) a merger or consolidation of the Company into another person as a result of which a person or group acquires more than 50% of the Voting Shares of the Company that does not include any member of, or an affiliate of a member of, the Initial Investor Group; provided, however, that a change in control shall occur if and only if after any such event listed in (i)-(iii) above, the Initial Investor Group is unable to elect a majority of the board of directors (or other governing body equivalent thereto) of the entity that purchased the assets in the case of an event described in (i) above, the Company in the case of an event described in (ii) above, or the resulting entity in the case of an event described in (iii) above, as the case may be. The "Initial Investor Group" shall mean (i) Aquiline Financial Services Fund L.P., and (ii) the other Investors under subscription agreements with the Company dated December 9, 2005.
Employment Agreements
We have employment agreements with our named executive officers, as described below.
Edward J. Noonan.    We have entered into an employment agreement with Edward Noonan to serve as our Chairman and Chief Executive Officer. The employment agreement provides for (i) a specified annual base salary of not less than $985,625 and is subject to annual review and may be increased by the compensation committee, (ii) an annual bonus as determined by the compensation committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for reasonable expenses for non-business travel to and from Bermuda for Mr. Noonan, (iv) while Mr. Noonan's place of work is Bermuda, a housing allowance paid on an after-tax basis of $20,500 per month, and an automobile allowance of $900 per month, (v) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vi) a stock option and restricted stock grant and (vii) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Noonan has agreed to certain confidentiality, non-competition and non-solicitation provisions.
The employment agreement also provides for indemnification of Mr. Noonan by us to the maximum extent permitted by applicable law and our charter documents.
Jeffrey D. Sangster.    We have entered into an employment agreement with Jeffrey Sangster to serve as our Chief Financial Officer. The employment agreement provides for (i) a specified annual base salary of not less than $625,000 and is subject to annual review and may be increased by the compensation committee, (ii) an annual bonus as determined by the compensation committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for tuition expenses incurred by Mr. Sangster for his children who are attending school in Bermuda, (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, and (v) initiation fees and annual dues for membership in two clubs in Bermuda. Mr. Sangster has agreed to certain confidentiality and non-solicitation provisions.
The employment agreement also provides for indemnification of Mr. Sangster by us to the maximum extent permitted by applicable law and our charter documents.
C.N. Rupert Atkin.    We have entered into an employment agreement with Charles Neville Rupert Atkin, who is serving as Chief Executive Officer of the Talbot Group. The employment agreement provides for (i) a specified annual base salary of £488,000 which is subject to annual review and may be increased by the compensation committee, (ii) discretionary bonus at the sole discretion of the board of directors of the Company, (iii) a restricted share grant, (iv) defined contribution plan benefits, (v) medical and life insurance benefits and (vi) reimbursement for travel and other business expenses. Mr. Atkin has agreed to certain confidentiality, non-competition and non-solicitation provisions.
Kean Driscoll.    We have entered into an employment agreement with Kean Driscoll to serve as Chief Executive Officer of Validus Re. The employment agreement provides for (i) a specified annual base salary of not less than $625,000 and is subject to annual review and may be increased by the compensation committee, (ii) an annual bonus as determined by the compensation committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for expenses for non-business travel to and from Bermuda for Mr. Driscoll and his family in an annual amount not to exceed $15,000, (iv) while Mr. Driscoll's place of work is Bermuda, a housing allowance of $18,000 per month, and an automobile allowance of $450 per month, (v) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time, (vi) initiation fees and annual dues for membership in one club in Bermuda. Mr. Driscoll has agreed to certain confidentiality, non-competition and non-solicitation provisions.
The employment agreement also provides for indemnification of Mr. Driscoll by us to the maximum extent permitted by applicable law and our charter documents.
John J. Hendrickson.   We have entered into an employment agreement with John Hendrickson to serve as our Director of Strategy, Risk Management and Corporate Development. The employment agreement provides for (i) a specified annual base salary of not less than $650,000 and is subject to annual review and may be increased by the compensation committee, (ii) an annual bonus as determined by the compensation committee with annual target bonus equal to 150% of his base salary, (iii) reimbursement for reasonable expenses for travel and other business related expenses and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. Mr. Hendrickson has agreed to certain confidentiality, non-competition and non-solicitation provisions.
        The employment agreement also provides for indemnification of Mr. Hendrickson by us to the maximum extent permitted by applicable law and our charter documents.

Outstanding Equity Awards at Fiscal Year End 2013:

		Option Awards				Stock Awards
Name		Number of Securities Underlying Exercisable Options	Number of Securities Underlying Unexercisable Options	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Stock Awards	Market Value of Unvested Restricted Stock Awards(7)	Number of Unvested Equity Incentive Plan Awards(6)	Market or Payout Value of Unvested Equity Incentive Plan Awards(7)
Edward J. Noonan	(1)	782,652	—	$16.54	November 15, 2015	4,341	$174,899	6,510	$262,288
		—	—	—	—	38,496	1,551,004	14,436	581,626
		—	—	—	—	44,309	1,785,210	11,077	446,292
		—	—	—	—	54,590	2,199,431	—	—
Jeffrey D. Sangster	(2)	17,393	—	18.13	October 16, 2016	6,000	241,740	5,539	223,166
		—	—	—	—	3,053	123,005	—	—
		—	—	—	—	11,279	454,431	—	—
		—	—	—	—	22,155	892,625	—	—
		—	—	—	—	34,616	1,394,679	—	—
C. N. Rupert Atkin	(3)	—	—	—	—	2,605	104,955	3,906	157,373
		—	—	—	—	27,840	1,121,674	10,440	420,628
		—	—	—	—	34,592	1,393,712	8,648	348,428
		—	—	—	—	39,504	1,591,616	—	—
Kean D. Driscoll	(4)	34,875	—	16.54	November 15, 2015	5,670	228,444	8,308	334,729
		1,493	—	23.48	March 3, 2018	9,000	362,610	—	—
		—	—	—	—	33,835	1,363,212	—	—
		—	—	—	—	33,232	1,338,917	—	—
		—	—	—	—	34,616	1,394,679	—	—
John J. Hendrickson	(5)	—	—	—	—	27,693	1,115,751	—	—
		—	—	—	—	36,001	1,450,480	—	—
____________________________________

(1)
Unvested restricted stock awards: 4,341 shares will vest on June 1, 2014; 38,496 shares will vest ratably over the next 2 years beginning June 1, 2014; 44,309 shares will vest ratably over the next 3 years beginning June 1, 2014; and 54,590 shares will vest on June 1, 2018. Unvested equity incentive plan awards: 6,510 shares will vest on June 1, 2014; 14,436 shares will vest on June 1, 2015; and 11,077 shares will vest on June 1, 2016.

(2)
Unvested restricted stock awards: 3,053 shares will vest on June 1, 2014; 6,000 shares will vest ratably over the next 2 years beginning June 1, 2014; 11,279 shares will vest ratably over the next 3 years beginning on June 1, 2014; 22,155 shares will vest ratably over the next 3 years beginning on June 1, 2014; and 34,616 shares will vest on June 1, 2018. Unvested equity incentive plan awards: 5,539 shares will vest on June 1, 2016.

(3)
Unvested restricted stock awards: 2,605 shares will vest on June 1, 2014; 27,840 shares will vest ratably over the next 2 years beginning June 1, 2014; 34,592 shares will vest ratably over the next 3 years beginning June 1, 2014; and 39,504 shares will vest on June 1, 2018; Unvested equity incentive plan awards: 3,906 shares will vest on June 1, 2014; 10,440 shares will vest on June 1, 2015; and 8,648 shares will vest on June 1, 2016.

(4)
Unvested restricted stock awards: 5,670 shares will vest on June 1, 2014; 9,000 shares will vest ratably over the next 2 years beginning June 1, 2014; 33,835 shares will vest ratably over the next 3 years beginning June 1, 2014; 33,232 shares will vest ratably over the next 3 years beginning June 1, 2014; and 34,616 shares will vest on June 1, 2018. Unvested equity incentive plan awards: 8,308 shares will vest on June 1, 2016.

(5)	Unvested restricted stock awards: 27,693 shares will vest ratably over the next 4 years beginning June 1, 2014; and 36,001 shares will vest on June 1, 2018.

(6)	These performance-based awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts shown represent the target performance goals.

(7)	Based on the closing price of the Company's common stock on December 31, 2013 of $40.29.

Option Exercises and Stock Vested
The following table summarizes information underlying each exercise of stock options and vesting of restricted shares for each named executive officer in 2013:

	Vested Stock Awards			Options Exercised
Name	Vest Date	Number of Vested Stock Awards	Value of Vested Stock Awards	Exercise Date	Number of Options Exercised	Value of Options Exercised
Edward J. Noonan	March 1, 2013	17,627	$631,752	—	—	$—
	May 10, 2013	30,426	1,146,452
	June 1, 2013	38,300	1,383,013
Jeffrey D. Sangster	March 1, 2013	1,918	68,741	—	—	—
	March 3, 2013	926	33,188
	May 10, 2013	1,017	38,321
	June 1, 2013	9,812	354,311
C. N. Rupert Atkin	March 1, 2013	8,311	297,866	—	—	—
	May 10, 2013	30,426	1,146,452
	June 1, 2013	25,351	915,425
Kean D. Driscoll	March 1, 2013	5,434	194,755	September 3, 2013	2,524	87,753
	May 10, 2013	2,085	78,563	October 1, 2013	5,283	196,456
	June 1, 2013	21,448	774,487	November 1, 2013	8,868	349,471
				December 2, 2013	10,953	439,371
John J. Hendrickson	March 19, 2013	5,039	189,231	—	—	—
Joseph E. (Jeff) Consolino	October 1, 2013	1,352	50,000	September 9, 2013	40,000	1,415,600
Pension Benefits
The Company does not maintain a defined benefit pension or retirement plan for our named executive officers.

Nonqualified Deferred Compensation Table for the Fiscal Year Ended December 31, 2013:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)		Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Edward J. Noonan	$—	$—		$—	$—	$—
Jeffrey D. Sangster	—	—		—	—	—
C. N. Rupert Atkin	—	887,718	(3)	—	—	—
Kean D. Driscoll	—	—		4,117	—	20,063
John J. Hendrickson	—	31,375		2,713	—	34,088
Joseph E. (Jeff) Consolino	—	—		(420)	(55,057)	—
_____________________________________

(1)	These amounts are included as compensation in the Summary Compensation Table under the "All Other Compensation" column.

(2)	These amounts were previously reported in the Summary Compensation Table.

(3)	Represents 50% of current year annual bonus pursuant to the terms of Mr. Atkin's employment agreement.
The Nonqualified Supplemental Deferred Compensation Plan permits certain non-U.S. members of management and highly compensated employees selected by the Company to defer a portion of their salary and/or bonuses. The Company may, at its discretion, make additional contributions to the participant's deferral account, which will vest at the rate of 100% after two years of service (subject to full vesting at age 65, death or disability). The deferred amounts are invested in one or more of the available investment funds as selected by the participant. The participant may at any time change his or her selection of investment funds or make transfers from an investment fund to any of the other available investment funds. Vested deferred amounts, as adjusted for earnings and losses, are paid in a lump sum following retirement, death or other termination of employment. In-service withdrawals are not permitted.
The annual incentive plan for Talbot employees, including Mr. Atkin, provides that one-half of the annual incentive compensation will be payable in one year, subject to continued employment and other conditions as determined by the compensation committee.
Potential Payments upon Termination or Change in Control
The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change in control of the Company under their current employment agreements and our 2005 Amended and Restated Long-Term Incentive Plan.
Employment Agreements
The employment agreement of each named executive officers entitles him to benefits if the Company terminates his employment under a variety of circumstances, as described below.
Edward J. Noonan.    Mr. Noonan's term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the 12-month anniversary of the Company providing notice of termination without cause to Mr. Noonan; (b) immediately upon the Company providing notice of termination for cause to Mr. Noonan; (c) the 12-month anniversary of Mr. Noonan's providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Noonan as a result of his permanent disability; or (e) the date of Mr. Noonan's death.
The employment agreement provides that if it is terminated as a result of Mr. Noonan's resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; and (c) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Noonan will vest on or following the date he provides notice of termination without good reason.
The employment agreement further provides that in the event of termination of Mr. Noonan's employment by Mr. Noonan for good reason, by the Company with or without cause, as a result of Mr. Noonan's permanent disability or upon his death, Mr. Noonan (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits through the Date of Termination; (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; (c) vest in any shares of restricted stock of the

Company and any Company stock options granted to Mr. Noonan through the Date of Termination; (d) receive reimbursement for all reimbursable expenses incurred by Mr. Noonan prior to the Date of Termination; (e) in the event the employment period is terminated other than by the Company with cause, receive a bonus for the year notice of termination is given, prorated for the number of full or partial months during which Mr. Noonan provided services to the Company, payable at the time such bonus is payable to other employees of the Company; and (f) in the event the employment period is terminated either by Mr. Noonan for good reason or by the Company without cause and the Company does not elect that Mr. Noonan perform no duties under the agreement after notice of termination, receive an amount equal to a full year bonus (calculated at the target level) for the year prior to the year of termination, payable on the Date of Termination.
Jeffrey D. Sangster.    Mr. Sangster's term of employment will continue until the Date of Termination which is the first to occur of the following: (a) the 12-month anniversary of the Company providing notice of termination without cause to Mr. Sangster; (b) immediately upon the Company providing notice of termination for cause to Mr. Sangster; (c) the 12-month anniversary of Mr. Sangster providing notice of termination to the Company whether with or without good reason; (d) the fifth day following the Company providing Notice of Termination to Mr. Sangster as a result of Mr. Sangster's permanent disability; or (e) the date of Mr. Sangster's death.
The employment agreement provides that if it is terminated as a result of Mr. Sangster's resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Sangster will vest on or following the date he provides notice of termination without good reason.
The employment agreement further provides that in the event of termination of Mr. Sangster's employment by Mr. Sangster for good reason, by the Company with or without cause, as a result of Mr. Sangster's permanent disability or upon his death, Mr. Sangster (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Sangster for good reason or by the Company with or without cause, through the Date of Termination, and (ii) in the case of termination due to Mr. Sangster's permanent disability or death, through the six-month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Sangster through the Date of Termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Sangster prior to the Date of Termination.
C.N. Rupert Atkin.    Mr. Atkin's term of employment shall continue until (i) terminated by either party giving the other not less than 12 months written notice or (ii) the date on which Mr. Atkin reaches age 65. During any 12 month notice period, Mr. Atkin will continue to receive base salary and all contractual benefits other than bonus (except for any unpaid amount of his accrued bonus which shall be paid if he is a good leaver, as defined below).
We may, in our sole discretion, terminate Mr. Atkin's employment with immediate effect by paying a sum equal to the base salary he would have been entitled to receive during the 12 month notice period (or, if notice has already been given, during the remainder of the notice period). This payment in lieu of notice does not include any bonus or commission payments (other than accrued bonus if he is a good leaver) or benefits (other than pension benefits) which Mr. Atkin would have been entitled to receive during the notice period. In addition, we may also summarily terminate Mr. Atkin's employment without notice or payment in lieu of notice following certain events specified in the employment agreement.
If Mr. Atkin's employment is terminated (i) by reason of liquidation of Talbot Underwriting Services Ltd for the purpose of amalgamation or reconstruction or (ii) as part of any arrangement for the amalgamation of the undertaking of Talbot Underwriting Services Ltd not including liquidation or the transfer of the whole or part of the undertaking of Talbot Underwriting Services Ltd to any associated company, and Mr. Atkin is offered comparable employment with the amalgamated or reconstructed company on terms no less favorable than those described in his employment agreement, he will have no claim against us under the employment agreement with respect to that termination.
For purposes of Mr. Atkin's employment agreement, Good Leaver means the executive's employment has terminated other than due to one of the following reasons: (i) he has ceased to be an employee in circumstances justifying summary dismissal without notice; (ii) he has been dismissed for material or persistent breaches of his duties as an employee or (iii) he has given notice of termination of his employment except in circumstances where he has been advised by his employer of a materially adverse change to his position in the group or the terms and conditions of his employment.
In addition, under Mr. Atkin's employment agreement, he may be summarily terminated without notice or payment in lieu of notice if the executive: (i) is convicted of any criminal offense (other than a motoring offense for which no custodial sentence is given to him) which in the reasonable opinion of the Company demonstrated unsuitability for further employment with the Company; (ii) shall be or become prohibited by law from being a director (applicable only to directors); (iii) shall be guilty of fraud, dishonesty or serious misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the

Company or any associated company into disrepute) or shall commit any serious or persistent breach of any of his obligations (for which warnings have been given to the executive) to the Company or any associated company; or (iv) shall be guilty of fraud or willful default in relation to the warranties (as defined in the employment agreement).
Kean Driscoll.    Mr. Driscoll's term of employment will continue until the Date of Termination which is the first to occur of the following: (a) the 12-month anniversary of the Company providing notice of termination without cause to Mr. Driscoll; (b) immediately upon the Company providing notice of termination for cause to Mr. Driscoll; (c) the 12-month anniversary of Mr. Driscoll providing notice of termination to the Company whether with or without good reason; (d) the fifth day following the Company providing Notice of Termination to Mr. Driscoll as a result of Mr. Driscoll's permanent disability; or (e) the date of Mr. Driscoll's death.
The employment agreement provides that if it is terminated as a result of Mr. Driscoll's resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Driscoll will vest on or following the date he provides notice of termination without good reason.
The employment agreement further provides that in the event of termination of Mr. Driscoll's employment by Mr. Driscoll for good reason, by the Company with or without cause, as a result of Mr. Driscoll's permanent disability or upon his death, Mr. Driscoll (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Driscoll for good reason or by the Company with or without cause, through the Date of Termination, and (ii) in the case of termination due to Mr. Driscoll's permanent disability or death, through the six-month anniversary of the Date of Termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Driscoll through the Date of Termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Driscoll prior to the Date of Termination.
John J. Hendrickson.    Mr. Hendrickson's term of employment will continue until the Date of Termination, which is the first to occur of the following: (a) the six month anniversary of the Company providing notice of termination without cause to Mr. Hendrickson; (b) immediately upon the Company providing notice of termination for cause to Mr. Hendrickson; (c) the six month anniversary of Mr. Hendrickson's providing notice of termination to the Company, whether with or without good reason; (d) the fifth day following the Company providing notice of termination to Mr. Hendrickson as a result of his permanent disability; or (e) the date of Mr. Hendrickson’s death.
The employment agreement provides that if it is terminated as a result of Mr. Hendrickson’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the Date of Termination; (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; and (c) receive reimbursement for all reimbursable expenses incurred by him prior to the Date of Termination. No shares of restricted stock or stock options granted to Mr. Hendrickson will vest on or following the date he provides notice of termination without good reason.
The employment agreement further provides that in the event of termination of Mr. Hendrickson's employment by Mr. Hendrickson for good reason, by the Company with or without cause, as a result of Mr. Hendrickson's permanent disability or upon his death, Mr. Hendrickson (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits through the Date of Termination (in the case of termination due to Mr. Hendrickson’s permanent disability or death, through the six month anniversary of the date of termination); (b) receive any unpaid bonus with respect to the year prior to the year in which the notice of termination is provided, payable at the times such bonuses are payable to other employees of the Company; (c) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Hendrickson through the Date of Termination; (d) receive reimbursement for all reimbursable expenses incurred by Mr. Hendrickson prior to the Date of Termination; and (e) in the event the employment period is terminated other than by the Company with cause, receive a bonus for the year notice of termination is given, prorated for the number of full or partial months during which Mr. Hendrickson provided services to the Company, payable at the time such bonus is payable to other employees of the Company.
For each of the employment agreements for Messrs. Noonan, Sangster, Driscoll and Hendrickson, "Cause" means (a) theft or embezzlement by the executive with respect to the Company or its Subsidiaries; (b) malfeasance or gross negligence in the performance of the executive's duties; (c) the commission by the executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Subsidiaries) or failure, neglect or refusal by the executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) for Messrs. Noonan and Hendrickson, failure by the executive to substantially perform his duties and responsibilities thereunder without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith, and for Mr. Driscoll, failure by the executive to adequately perform his duties and responsibilities hereunder without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the executive to an extent which materially impairs the executive's performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the executive's use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; (h) the executive's failure to use his best efforts to obtain, maintain or renew the required work permit in a timely manner, without the same being corrected within ten (10) days after being given written notice thereof; or (i) the material breach by the executive of any of the covenants contained in the employment agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof.
Additionally, for each of the employment agreements for Messrs. Noonan, Sangster, Driscoll and Hendrickson, "Good Reason" means, without the executive's written consent, (a) a material breach of this Agreement by the Company; (b) a material reduction in the executive's base salary; or (c) a material and adverse change by the Company in the executive's duties and responsibilities, other than due to the executive's failure to adequately perform such duties and responsibilities as determined by the Board in good faith; provided, however, that, it is a condition precedent to the executive's right to terminate employment for Good Reason that (i) the executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the executive's termination of employment due to "Good Reason" must occur not later than one hundred fifty days following the initial existence of the condition giving rise to 'Good Reason.'
Joseph E. (Jeff) Consolino.    Mr. Consolino's employment agreement was terminated in connection with his resignation on February 15, 2013.

Assuming each executive's employment terminated under each of the circumstances described above on December 31, 2013, the payments and benefits due would have an estimated value of:

Event and Executive(1)(2)	Salary	Vesting in stock awards and options	Non-Equity Incentive Plan compensation	All other compensation
Edward J. Noonan
Resignation by the executive with good reason, termination by the Company without cause	$985,625	$7,000,750	$2,005,057	$484,829
Resignation by the executive without good reason	985,625	—	—	484,829
Termination as a result of permanent disability or upon his death	—	—	2,005,057	—
Termination by the Company with cause	—	—	—	—
Jeffrey D. Sangster
Resignation by the executive with good reason, termination by the Company without cause	625,000	3,329,646	1,250,000	157,114
Resignation by the executive without good reason	625,000			157,114
Termination as a result of permanent disability or upon his death	312,500		1,250,000	78,557
Termination by the Company with cause
C. N. Rupert Atkin
Resignation by the executive for good reason, including death; termination by the Company without cause	855,904	1,287,709	887,718	15,494
Resignation other than for good reason	855,904	—	—	—
Termination as a result of permanent disability	—	—	887,718	—
Termination by the Company with cause	—	—	—	—
Kean D. Driscoll
Resignation by the executive with good reason, termination by the Company without cause	625,000	5,022,592	1,247,813	376,868
Resignation by the executive without good reason	625,000	—	—	376,868
Termination as a result of permanent disability or upon his death	312,500	—	1,247,813	188,434
Termination by the Company with cause	—	—	—	—
John J. Hendrickson
Resignation by the executive with good reason, termination by the Company without cause	650,000	2,566,231	1,322,295	87,443
Resignation by the executive without good reason	650,000	—	—	87,443
Termination as a result of permanent disability or upon his death	325,000	—	1,322,295	43,722
Termination by the Company with cause	—	—	—	—
Each employment agreement includes an agreement by the executive to certain confidentiality and non-solicitation provisions.
Restricted Share and Option Agreements
Messrs. Noonan, Sangster and Driscoll were granted restricted shares in connection with our IPO and periodically thereafter. Mr. Hendrickson was granted restricted shares on June 1, 2013. Each Restricted Share Agreement evidencing such grants provides that in the event the executive's employment is terminated by the Company not for cause or by the executive for good reason, 45% of the grant shall vest upon the delivery of a notice of termination (or at the end of the applicable correction period following delivery of a notice of termination) and the remaining 55% of the grant will vest on their regularly scheduled vesting dates, but only if the executive does not breach the remaining applicable terms of his employment agreement, including the duties owed during any "garden leave" period and the confidentiality, non-competition, non-solicitation and assignment of inventions covenants to the extent contained therein. With respect to performance share awards, each award shall vest in the aforementioned percentages at target. In the event of the executive's breach of any of such terms, duties or covenants, any unvested portion of the grant shall be immediately forfeited by the executive. In addition, if the executive's employment is terminated by the Company not for cause or by the executive for good reason within two years following a change in control, the grant shall become immediately vested in full upon such termination of employment. With respect to performance share awards, each award shall immediately vest in full at target.
Mr. Atkin has been granted restricted shares pursuant to the terms of his employment agreement and periodically thereafter. The Restricted Share Agreement evidencing such grant provides that these restricted shares will vest 100% upon termination of service if the executive is a good leaver. If the executive is not a good leaver, any portion of the award not vested at termination of service will be forfeited. In addition, if the executive's employment is terminated by the Company not for cause within two years following a change in control, these restricted shares will vest 100% upon such termination of employment.
Under the terms of Mr. Atkin's employment agreement, an executive is a good leaver if his employment is terminated due to one of the following reasons: (i) agreed termination of employment; (ii) injury, ill-health, disability or redundancy; (iii) death; (iv) wrongful or unfair dismissal by the relevant Validus group company or any of its subsidiaries; (v) the company by which he is employed ceases to be a Validus group company; (vi) the entire or substantially the whole of the business carried on by the executive's employer is transferred to a person other than a Validus group company; or (vii) retirement at normal retirement age or early retirement on the grounds of ill-health or with the consent of the Board of Directors and in accordance with the terms of any pension plan the executive participates in.
For each of the agreements described above, change in control has the meaning set forth in the 2005 Amended and Restated Long-Term Incentive Plan.
Assuming that at December 31, 2013, each executive's employment terminated not for cause or by the executive for good reason and there has been a change in control, the payments and benefits due would have been:

Name	Value of Vested Accelerated Stock Awards(1)	Options Exercisable	Value of Options Exercisable
Edward J. Noonan	$7,000,750	—	$—
Jeffrey D. Sangster	3,329,646	—	—
C. N. Rupert Atkin	5,138,385	—	—
Kean D. Driscoll	5,022,592	—	—
John J. Hendrickson	2,566,231	—	—
____________________________________

(1)	Based on the closing price of the Company's common stock on December 31, 2013 of $40.29.

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist in the Board's oversight of the integrity of the Company's financial statements, including its system of internal controls, the Independent Auditor's qualifications, independence and performance, the performance of the Company's internal audit function and the Company's compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the selection (subject to the approval of shareholders), compensation, retention and oversight of the work of the Independent Auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. During 2013, Messrs. Grayson (Chairman), Carpenter, Nessi, and Dr. Vaughan served on the Audit Committee. The Audit Committee is currently comprised of four Directors and operates under a written charter, which is posted on the Company's website at www.validusholdings.com. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles and applicable rules and regulations. The financial statements are the responsibility of the Company's management. The Independent Auditor is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations, the Company's Code of Business Conduct and Ethics for Directors, Officers and Employees and Code of Ethics for Senior Officers or to set or determine the adequacy of the Company's reserves.
Based on the Audit Committee's review of the audited financial statements, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from the Independent Auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, its discussions with the Independent Auditor regarding such auditor's independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards 16, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K for such fiscal year.

Audit Committee
Matthew J. Grayson (Chairman) Michael E.A. Carpenter Jean-Marie Nessi Dr. Therese M. Vaughan
Principal Auditor Fees and Services
The following table summarizes professional services rendered by PricewaterhouseCoopers Ltd. ("PwC") for the fiscal years ended December 31, 2013 and 2012.

		2013	2012
Audit fees	(1)	$4,941,265	$6,084,312
Audit related fees	(2)	308,393	652,702
Tax fees	(3)	168,906	102,595
All other fees	(4)	7,000	1,184,071
Total		5,425,564	8,023,680
____________________________________

(1)
Such audit fees were for professional services rendered primarily in connection with the audit and quarterly review of the consolidated financial statements and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which the Company operates and the provision of certain opinions relating to the Company's filings with the SEC.

(2)
During the year ended December 31, 2013, these fees comprised audit fees in connection with other regulatory initiatives, technical accounting considerations and other related fees which were $105,490, $63,385 and $139,518, respectively. During the year ended December 31, 2012, these fees comprised audit fees in connection with technical accounting considerations, Form S-4 and Form 8-K filings, review of SEC comment letters and other related fees which were $247,413, $138,431, $100,048 and $166,810, respectively.

(3)	These fees were related to professional services rendered for various corporate and other taxation issues.

(4)
During the year ended December 31, 2013, other fees for services were provided in connection with human resource related services. During the year ended December 31, 2012, other fees for services were provided in connection with risk management and regulatory initiatives, due diligence reviews and human resource related services were $1,013,273, $156,798 and $14,000, respectively.

General
The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the Independent Auditor. The Audit Committee will annually review and pre-approve the audit, review and attestation services to be provided during the next audit cycle by the Independent Auditor and may annually review and pre-approve any permitted non-audit services to be provided during the next audit cycle by the Independent Auditor. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the Independent Auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee. All requests or applications for the Independent Auditor to provide services to the Company are submitted to the Audit Committee or its designated subcommittee. When such a pre-submission is not practicable, the Company receives pre-approval in writing from the Chairman of the Audit Committee and such approval is then ratified by the full Audit Committee at the next regularly scheduled meeting of such committee.
The Audit Committee considered whether the provision of non-audit services performed by the Independent Auditor was compatible with maintaining PwC's independence during 2013. The Audit Committee concluded in 2013 that the provision of these services was compatible with the maintenance of PwC's independence in the performance of its auditing functions during 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have established written procedures for the review of transactions between us and any company affiliated with funds managed by Aquiline or any other company in which our officers or directors have a material interest. We refer to a company in which Aquiline has a material interest as a "portfolio company." Any such transaction must be reviewed and approved by our management or the management of the operating subsidiary entering into the transaction, and the terms of such transaction should be arm's-length or on terms that are otherwise fair to the Company. Any such transaction will also require prior approval of the audit committee, except reinsurance assumed transactions with a portfolio company that senior management has determined are in the ordinary course. Furthermore, the effect, if any, of such a transaction on the independence of any director will be considered.
Pursuant to reinsurance agreements with Syndicate 4020 at Lloyd's, a syndicate managed by Ark Syndicate Management Limited, a subsidiary of Group Ark Insurance Holdings Ltd. ("Group Ark"), the Company has recognized reinsurance premiums ceded of $85,000 for the year ended December 31, 2013. In addition, pursuant to reinsurance agreements with a subsidiary of Group Ark, the Company recognized gross premiums written during the year ended December 31, 2013 of $2,899,000. The Company also recorded $3,698,000 of loss reserves recoverable as at December 31, 2013 and earned premium adjustments of $2,911,000 were incurred during the year ended December 31, 2013. The contract terms were negotiated on an arms-length basis. Aquiline and its affiliates own a majority of the ordinary shares of, and Mr. Watson serves as a director of, Group Ark.
On November 24, 2009, the Company entered into an Investment Management Agreement with Conning, Inc. ("Conning") to manage a portion of the Company's investment portfolio. Conning is wholly owned by Aquiline. Mr. Greenberg serves as a director of Conning Holdings Corp., the parent company of Conning. Investment management fees of $500,000 were incurred under this agreement during the year ended December 31, 2013.
On December 20, 2011, Validus Re, a wholly owned subsidiary of the Company, entered into an Assignment and Assumption Agreement (the "Agreement") with Aquiline Capital Partners LLC, a Delaware limited liability company (the "Assignor") and Aquiline Capital Partners II GP (Offshore) Ltd., a Cayman Islands company limited by shares (the "General Partner") pursuant to which Validus Re assumed 100% of the Assignor's interest in Aquiline Financial Services Fund II L.P. (the "Partnership") representing a total capital commitment of $50,000,000 (the "Commitment"), as a limited partner in the Partnership (the "Transferred Interest"). The Transferred Interest is governed by the terms of an Amended and Restated Exempted Limited Partnership Agreement dated as of July 2, 2010 (the "Limited Partnership Agreement"). Pursuant to the terms of the Limited Partnership Agreement, the Commitment will expire on July 2, 2015. The Company's remaining commitment at December 31, 2013 was $17,890,000. As part of its capital contributions during the year ended December 31, 2013, the Company has paid $1,236,000 in fees to the Partnership.
The employers of or entities associated with certain directors or their affiliates have purchased or may in the future purchase in the ordinary course of business insurance and/or reinsurance from the Company on terms the Company believes were and will be no more favorable to these insureds than those made available to other customers.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's Directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Shares and other equity securities of the Company.
The Company believes that all of its officers, Directors and beneficial owners of more than 10% of its Shares filed all of such reports on a timely basis during the year ended December 31, 2013 except that, due to administrative errors, John Hendrickson made one late filing on Form 4 relating to 2,104 shares sold on March 19, 2013 to cover tax payments, Joseph E. (Jeff)Consolino made two late filings in respect of the cancellation of his restricted shares of 93,993 shares on February 15, 2013 upon his resignation as an employee and issuance of shares for part of his director fees of 369 shares on July 18, 2013, and Matthew Grayson made one late filing relating to his dividend reinvestment that resulted in a purchase of 48 shares on December 31, 2013.
DETAILED BELOW IN ITEMS I THROUGH III ARE THE MATTERS SCHEDULED TO BE VOTED ON AT THE ANNUAL GENERAL MEETING TO BE HELD ON APRIL 30, 2014
I.     Election of Directors
For purposes of this proposal I, the term "Company" shall mean Validus Holdings, Ltd.

At the Annual General Meeting, four Class I Directors are to be elected to hold office until the 2017 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and were appointed or elected in accordance with the Company's Bye-laws. Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director are set forth below.
Nominees for Whom Proxies Will Be Voted
Class I Directors whose terms expire in 2014:
        Joseph E. (Jeff) Consolino, age 47 was appointed to the Board of Directors on October 31, 2012. Before joining the Board of Directors he served as the President of the Company, since November 15, 2010, and as the Company's Chief Financial Officer from March 2006 to February 15, 2013. From its formation in November 2011 until February 2013, Mr. Consolino served as Chief Executive Officer, President and founding Director of PaCRe, Ltd., a Bermuda Class 4 insurance company. Mr. Consolino has served as Executive Vice President and Chief Financial Officer of American Financial Group, Inc. ("AFG") since February 16, 2013 and as a Director of AFG since December 2012. Mr. Consolino has over 20 years of experience in the financial services industry and prior to joining Validus as a founding member of management served as a managing director in Merrill Lynch's Financial Institutions Group specializing in insurance company advisory and financing transactions. Mr. Consolino also serves as Chairman of the Board of National Interstate Corporation, a property and casualty company based in Ohio and as a Director of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina. Mr. Consolino was recommended by our Chief Executive Officer. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Consolino should serve as a director, as of the date hereof, are as follows: Mr. Consolino has broad experience in the financial services industry, the insurance broking industry as well as the global insurance and reinsurance industries.
        Matthew J. Grayson, age 52, has been a Director of the Company since its formation. Since January of 2011, Mr. Grayson has served as a principal of Welder Asset Management, LLC, an oil and gas asset management firm based in San Antonio, Texas. From 2005 through 2010, Mr. Grayson served as a senior principal of Aquiline. Mr. Grayson has 30 years' experience in the financial services industry. In 1998, following a career in investment banking, corporate finance and capital markets, Mr. Grayson co-founded Venturion Capital, a private equity firm that specialized in global financial services companies. In 2005, Venturion Capital's professionals joined with Jeffrey W. Greenberg, along with others, to form Aquiline. Mr. Grayson serves on the board of Structured Credit Holdings Plc. In 2007, Structured Credit Holdings successfully completed a scheme of arrangement in the Irish High Court with its creditors. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Grayson should serve as a director, as of the date hereof, are as follows: Mr. Grayson has extensive experience as a banker and investor in the global (re)insurance industry. Mr. Grayson is also experienced in investment portfolio oversight and corporate finance.
        Jean-Marie Nessi, age 64, has been a Director of the Company since its formation and has 37 years of experience in the reinsurance industry. He has also served as a director of Matmut Enterprises since 2007. Mr. Nessi has also served as the head of Aon Global Risk Consulting at Aon France from October 2008 to January 2009. Mr. Nessi served as Chairman and CEO of NessPa Holding from January 2006 to September 2008 and as the head of the property and casualty business unit for PartnerRe Global, a subsidiary of PartnerRe SA, from February 2003 to February 2006. He was appointed Chairman of PartnerRe SA in June of 2003. Prior to PartnerRe, Mr. Nessi led AXA Corporate Solutions, the successor company to AXA Ré and AXA Global Risk. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Nessi should serve as a director, as of the date hereof, are as follows: Mr. Nessi has extensive experience in leadership positions in the global (re)insurance industry. Mr. Nessi also has significant expertise in (re)insurance company reserving and financial accounting.
        Mandakini Puri, age 54, has been a Director of the Company since its formation. From May of 2011 until May of 2013, Ms. Puri served as a Managing Director of BlackRock Global Private Equity. She also served as a consultant to Bank of America/Merrill Lynch Global Private Equity ("MLGPE") from April 2009 until April 2011. From 1994 through 2009, Ms. Puri served as a senior vice president with MLGPE, where she was the Chief Investment Officer. Ms. Puri had been part of Merrill Lynch's private equity business since 1994, prior to which she was a Director in the High Yield Finance & Restructuring Group at Merrill. Ms. Puri joined Merrill Lynch in 1986. Mr. Puri was a member of the board of directors of PSi Technologies Holdings, Inc. from 1997 until December 2010. The specific experience, qualifications, attributes and skills that led to the conclusion that Ms. Puri should serve as a director, as of the date hereof, are as follows: Ms. Puri has extensive experience as an investor and Director of Bermuda based (re)insurance companies that specialize in catastrophe risk. Ms. Puri also has broad expertise in fixed income investments and corporate finance.
Your Board of Directors recommends that Shareholders vote FOR the nominees.

Directors Whose Terms of Office Do Not Expire at This Meeting
Class II Directors whose terms expire in 2015
        Michael E.A. Carpenter, age 64, joined Talbot in June 2001 as its Chief Executive Officer. Following the sale of Talbot to the Company in the summer of 2007, Mr. Carpenter was appointed as Chairman of Talbot. Prior to joining Talbot in 2001, Mr. Carpenter served as finance director and managing director of Limit plc, the UK listed Lloyd's group now part of QBE, from 1993 to 2000. Mr. Carpenter is a graduate of Cambridge University, a Member of the Chartered Institute for Securities & Investment (CISI) and a Fellow of the Institute of Chartered Accountants (FCA). The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Carpenter should serve as a director, as of the date hereof, are as follows: Mr. Carpenter has extensive experience in the global financial services industry, a professional background as a chartered accountant and significant expertise in Lloyd's of London.
        Therese M. (Terri) Vaughan, age 57, has been a Director of the Company since May 2013. Ms. Vaughan served as Chief Executive Officer of the National Association of Insurance Commissioners (NAIC) from 2009 to 2012 where she oversaw operations and navigated the company through a significant period of financial regulatory reform. Previously, Ms. Vaughan served as the Iowa Insurance Commissioner and is a past NAIC President. She has also held academic positions, including the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University, and co-authored two college textbooks on insurance. Ms. Vaughan earned a Ph.D. in risk and insurance at the University of Pennsylvania and a B.B.A. in insurance and economics at the University of Iowa. She is a CPCU, an Associate of the Society of Actuaries, an Associate of the Casualty Actuarial Society, and a member of the American Academy of Actuaries. She also serves on the Board of Verisk Analytics (NASDAQ: VRSK), a provider of risk-assessment services and decision analytics. The specific experience, qualifications, attributes and skills that led to the conclusion that Ms. Vaughan should serve as a director, as of the date hereof, are as follows: Ms. Vaughan has significant experience in the field of insurance regulation. Ms. Vaughan also has extensive risk and insurance related academic credentials including in the field of actuarial science.
        Christopher E. Watson, age 63, has been a Director of the Company since its formation. He also serves as a senior principal of Aquiline, which he joined in 2006. Mr. Watson has more than 35 years of experience in the financial services industry. From 1987 to 2004, Mr. Watson served in a variety of executive roles within the property & casualty insurance businesses of Citigroup and its predecessor entities. From 1990 to 2004, Mr. Watson was president and chief executive officer of Gulf Insurance Group, one of the largest surplus lines insurance companies in the world. Mr. Watson served as a senior executive of AIG from 1974 to 1987. Mr. Watson is also a director of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd's market, and Tiger Risk Partners LLC. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Watson should serve as a director, as of the date hereof, are as follows: Mr. Watson has extensive experience as an executive in the global (re)insurance industry. Mr. Watson also has applicable experience as an investor in and Director of a Lloyd's of London syndicate.
Class III Directors whose terms expire in 2016
        Edward J. Noonan, age 55, has been Chairman of our Board and the Chief Executive Officer of the Company since its formation. Mr. Noonan has over 30 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan currently serves as a director of Central Mutual Insurance Company. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Noonan should serve as a director, as of the date hereof, are as follows: Mr. Noonan has extensive experience in the global (re)insurance industry. Mr. Noonan has also served as a director of insurance and reinsurance companies, including serving as audit committee chair and board chairperson.
        Mahmoud Abdallah, age 65, has served as a director since May 2, 2012. Mr. Abdallah currently serves as Managing Partner of MMA Global Investments LLC, an investment and advisory firm, a position he had held since July 2012. Mr. Abdallah also served as the Chairman and Chief Executive Officer of MISR Insurance Holding Company (MIHC), Cairo Egypt from 2006 to 2012. Mr. Abdallah has over 30 years of experience in the insurance industry. His experience includes International Reinsurance, Direct Insurance Broking, Mergers and Acquisitions Consulting, Private-Public Globalization Initiatives, and Privatization of Government owned Insurance Operations. He has also twice served as Chairman of the International Insurance Council and currently is a member of the National Council for Arts and Sciences at George Washington University. Mr. Abdallah is also a Board member of Egypt Air, HSBC Egypt and the Metropolitan Opera in New York. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Abdallah should serve as a director, as of the date hereof, are as follows: Mr. Abdallah has extensive experience in the global insurance and reinsurance industry and international finance as well as serving as a director of other financial services companies.
        Jeffrey W. Greenberg, age 62, has been a Director of the Company since its formation. He also serves as the managing principal of Aquiline, which he founded in 2005. Mr. Greenberg served as chairman and chief executive officer of Marsh & McLennan Companies, Inc. from 2000 to 2004. From 1996 to 2004, Mr. Greenberg was the chairman of MMC Capital, the manager of the Trident Funds. He previously served as a director of Ace, Inc. Mr. Greenberg has also previously served as a senior executive of AIG, where he was employed from 1978 to 1995. Mr. Greenberg is also Chairman of Conning Holdings Inc. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Greenberg should serve as a director, as of the date hereof, are as follows: Mr. Greenberg has extensive executive experience in the global (re)insurance and insurance brokerage businesses. Additionally, Mr. Greenberg has very extensive experience as an investor and director of Bermuda based (re)insurance companies.
        John J. Hendrickson, age 53, has been a director of the Company since its formation. In February 2013 Mr. Hendrickson joined Validus as Director of Strategy, Risk Management and Corporate Development. Prior to this, Mr. Hendrickson was the Founder and Managing Partner of SFRi LLC, an independent investment and advisory firm specializing in the insurance industry. From 1995 to 2004, Mr. Hendrickson held various positions with Swiss Re, including as Member of the Executive Board, Head of Capital Partners (Swiss Re's Merchant Banking Division), and Managing Partner of Securitas Capital. From 1985 to 1995, Mr. Hendrickson was with Smith Barney, the U.S. investment banking firm. The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Hendrickson should serve as a director, as of the date hereof, are as follows: Mr. Hendrickson has extensive experience as an investment banker, investor and executive in the global (re)insurance industry. Mr. Hendrickson has also served as a director of insurance and reinsurance companies, including serving as audit committee chair.
II.    Non-binding advisory vote on the executive compensation payable to the Company's Named Executive Officers
Introduction
The core of Validus' executive compensation policies and practices continues to be to pay for performance. The Company's executive officers are compensated in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes that its compensation program is strongly aligned with the long-term interests of its shareholders. You are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for additional details on the Company's executive compensation, including its compensation philosophy and objectives and the 2013 compensation of the named executive officers.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides that the Company's Shareholders have the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers as disclosed in this proxy statement in accordance with SEC rules. As required by these rules, the Company is asking you to vote on the adoption of the following non-binding resolution:
        BE IT RESOLVED by the Shareholders of Validus Holdings, Ltd., that the Shareholders approve the compensation of the Company's named executive officers as disclosed in the proxy statement dated March 14, 2014 pursuant to the compensation disclosure rules of the SEC.
As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of the Company's Shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Your Board of Directors recommends that Shareholders vote to APPROVE the compensation payable to the Company's Named Executive Officers.
III.  Approval of Independent Auditor
The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the selection (subject to the approval of shareholders), compensation and retention of the Company's Independent Auditor. The Audit Committee has selected PricewaterhouseCoopers Ltd. as the Independent Auditor for the year ending December 31, 2014, for approval by the Shareholders. Even if the selection is approved, the Audit Committee in its discretion may direct the selection of a different independent auditor for approval by the Shareholders at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its Shareholders.

The Board of Directors recommends a vote FOR the proposal to approve the selection of PricewaterhouseCoopers Ltd. as the Company's Independent Auditor to audit the Company's consolidated financial statements for the year ending December 31, 2014. The persons designated as proxies will vote FOR the approval of the selection of PricewaterhouseCoopers Ltd. as the Company's Independent Auditor, unless otherwise directed. Representatives of PricewaterhouseCoopers Ltd. are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate.
Your Board of Directors recommends a vote FOR the proposal to approve the selection of PricewaterhouseCoopers, Ltd., Hamilton, Bermuda.
Shareholder Proposals for 2015 Annual General Meeting
Shareholder proposals intended for inclusion in the Proxy Statement for the 2015 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the General Counsel at Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08 Bermuda. Such proposals must be received by November 21, 2014.
In addition, a Shareholder may present a proposal at the 2015 Annual General Meeting other than pursuant to Rule 14a-8 promulgated under the Exchange Act. Any such proposal will not be included in the Proxy Statement for the 2015 Annual General Meeting and must be received by the General Counsel at Validus Holdings, Ltd., 29 Richmond Road, Pembroke, HM 08, Bermuda by February 6, 2015. If any such proposal is not so received, such proposal will be deemed untimely and, therefore, the persons appointed by the Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.
Other Matters
While management knows of no other matters to be brought before the Annual General Meeting, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.
Proxy Solicitation
The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation for such services. Upon request, the Company will also reimburse brokers and others holding Shares in their names, or in the names of nominees, for forwarding proxy materials to their customers.
        The Company will furnish, without charge, to any Shareholder a copy of its Annual Report on Form 10-K that it files with the SEC. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2013 may be obtained upon written request to the Company's Secretary at Validus Holdings, Ltd., 29 Richmond Road, Pembroke HM 08, Bermuda.

As ordered,

Edward J. Noonan Chairman of the Board of Directors and Chief Executive Officer